March 13, 2009

First Busey Corporation Reports Revised 2008 Loss due to Noncash Goodwill Impairment recorded by Busey Bank, N.A.

URBANA, IL – First Busey Corporation (“Busey”) (NASDAQ: BUSE) reported a revised December 31, 2008, full year loss of $37.9 million, or $1.06 per share. The revision is the result of a fourth quarter, noncash $22.6 million, or $0.63 per share, adjustment for impairment of goodwill, in accordance with Statement of Financial Accounting Standards 142 “Goodwill and Other Intangible Assets”. Busey initially reported a 2008 loss of $15.3 million, or $0.43 per share, in its earnings release dated January 27, 2009.

The goodwill impairment charge was a noncash adjustment related to goodwill impairment recorded by Busey Bank N.A., the Company’s southwest Florida banking subsidiary. The adjustment had no effect on regulatory capital, tangible book value, cash or liquidity at Busey Bank, N.A. or First Busey Corporation. Busey Bank N.A. experienced two consecutive years of operating losses, primarily driven by the deterioration of the southwest Florida real estate markets. Busey Bank N.A.’s operating losses, coupled with unprecedented weakness in the global financial markets resulting in declining market capitalization, indicated a fair market value that was less than book value at Busey Bank, N.A., resulting in this charge. “While southwest Florida has been severely affected by the economic downturn, we remain positive about the future of our southwest Florida franchise,” said Van A. Dukeman, President and CEO of First Busey Corporation.

“We are proactively addressing the challenges brought on by the difficult economic environment. By addressing the challenges in a timely, appropriate manner, we believe we are positioning Busey to emerge from these economic challenges in better financial position and more quickly. The noncash impairment does not impact our cash flow, operations, liquidity or tangible and regulatory capital ratios,” continues Dukeman. “Above all, the charge does not have any impact on the Company’s ability to continue to provide exceptional service to its loyal customers,” Dukeman concluded.

A complete description of Busey’s goodwill impairment and the related charges will be included in Busey’s Form 10-K for the year ended December 31, 2008, to be filed with the Securities and Exchange Commission on March 16, 2009.

Corporate Profile. First Busey Corporation is a $4.5 billion financial holding company headquartered in Urbana, Illinois. First Busey Corporation has two wholly-owned banks with locations in three states. Busey Bank is headquartered in Champaign, Illinois, and has forty banking centers serving downstate Illinois. Busey Bank has a banking center in Indianapolis, Indiana, and a loan production office in Fort Myers, Florida. Busey Bank has total assets of $4.0 billion as of December 31, 2008. Busey Bank, N.A. is headquartered in Fort Myers, Florida, with eight banking centers serving southwest Florida. Busey Bank, N.A. has total assets of $429.8 million as of December 31, 2008.

Busey Wealth Management is a wholly-owned subsidiary of First Busey Corporation. Through Busey Trust Company, Busey Wealth Management delivers trust, asset management, retail brokerage and insurance products and services. Busey Wealth Management has approximately $3.5 billion in assets under care as of December 31, 2008.

First Busey Corporation owns a retail payment processing subsidiary, FirsTech, Inc., which processes over 27 million transactions per year through online bill payments, lockbox processing and walk-in payments through its 4,000 agent locations in 36 states.

Busey provides electronic delivery of financial services through our website, www.busey.com.

Forward Looking Statements. This press release includes forward looking statements that are intended to be covered by the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements include but are not limited to comments with respect to the objectives and strategies, financial condition, results of operations and business of the Company. These forward looking statements involve numerous assumptions, inherent risks and uncertainties, both general and specific, and the risk that predictions and other forward looking statements will not be achieved. The Company cautions you not to place undue reliance on these forward looking statements as a number of important factors could cause actual future results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward looking statements.

CONTACT:

Barbara Harrington, CFO

217.365.4516 or barb.harrington@busey.com